UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2015

ATYR PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37378	20-3435077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3545 John Hopkins Court, Suite #250 San Diego, CA 92121
(Address of principal executive offices, including zip code)

(858) 731-8389

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2015, the Compensation Committee of aTyr Pharma, Inc. (the “Company”) approved the promotion of Mr. John T. Blake to Vice President, Finance of the Company and the Board of Directors appointed Mr. Blake to succeed Mr. Stan Blackburn as the Company’s principal accounting officer, effective immediately. Mr. Blackburn will continue to serve as the Company’s Acting Chief Financial Officer, principal financial officer and financial consultant.

Mr. Blake, 39, has served as the Senior Director Finance and Controller of the Company since March 2015. Prior to joining the Company, Mr. Blake served as the Director, Financial Planning and Analysis of Volcano Corporation, a publicly traded medical device company, from March 2010 to March 2015 and as the SEC Reporting Manager from November 2008 through March 2010. From April 2007 to November 2008, Mr. Blake served in various senior finance roles at Entropic Communications. Prior to 2007, Mr. Blake served as an auditor in public accounting and an analyst for BD Biosciences. Mr. Blake is a Certified Public Accountant and holds a Bachelor of Business Administration with a concentration in Accountancy from National University.

There are (a) no understandings or arrangements between Mr. Blake and any other person pursuant to which he was appointed as principal accounting officer of the Company and (b) Mr. Blake has no material interest in any transaction or proposed transaction in which the Company is or is to be a party. Mr. Blake has no family relationship with any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2015	aTyr Pharma, Inc.

	By:	/s/ John D. Mendlein
John D. Mendlein, Ph.D.
Chief Executive Officer and Executive Chairman